ASSET PURCHASE AGREEMENT

THIS AGREEMENT (together with the exhibits and schedules attached hereto, this “Agreement”) dated as of the 17th day of December, 2012.

BETWEEN:

MULTI-CORP INTERNATIONAL INC., a company organized under the laws of the State of Nevada and having a registered address at 952 N. Western Avenue, Los Angeles, California 90029

(hereinafter referred to as “MII”)

AND:

QUAD ENERGY CORP., a corporation organized under the laws of the State of Nevada having a principal office located at 3208 East Colonial Drive, Suite 277, Orlando, Florida 32893

(hereinafter referred to as “QUAD”)

WHEREAS MII desires to purchase and acquire from QUAD and QUAD desires to sell and assign to MII 100% of QUAD’s right, title and interest in and to those certain lands and oil and gas leases known as the Cave Pool Leases, located in the State of New Mexico, as more fully and particularly described in Exhibit A attached hereto (collectively referred to in this agreement as the “Assets”);

WHEREAS, the parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matter;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

ARTICLE 1
SALE AND TRANSFER OF ASSETS

1.1         Sale of Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby, QUAD will sell, convey, assign and transfer 100% of its right, title and interest in the Assets, and MII will purchase and acquire 100% of QUAD’s right, title and interest in and to the Assets from QUAD as follows:

(a)
One hundred percent (100%) of QUAD’s right, title and interests in and to the oil, gas and other minerals in and under and that may be produced from the wells located on the Assets described in Exhibit A including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, production payments, net profits interest, fee royalty interests, fee mineral interests, and other interests in oil, gas and other minerals in any part of the lands comprising the Assets;

(b)
One hundred percent (100%) of the right, title and interests of QUAD in all presently existing and valid oil, gas and/or mineral unitization, pooling and/or communitization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the Assets; and

(c)
One hundred percent (100%) of the right, title and interest of QUAD in all presently existing and valid production sales and sales related contracts, operating agreements and other agreements and contracts which relate to the Assets or which relate to the exploration, development, operation or maintenance of the Assets or the treatment, storage, transaction or marketing of production from or allocated to the Assets.

1.2         Consideration.

(a)
Purchase Price.  In consideration of the sale, transfer and assignment to MII of 100% of QUAD’s right, title and interest in and to the Assets, MII shall pay an aggregate purchase price of $16,000,000.00, which shall consist of: (i) issuance at Closing of 10,000,000 shares of restricted common stock of MII at $1.60 per share for aggregate consideration of $16,000,000.00 (hereinafter referred to as the “Purchase Price”).

(b)	Assumption of liability for cleanup. As further consideration, and in addition to the above, MII assumes all responsibility and liability for any cleanup associated with the Assets.

(c)
Risks Related to Hazardous Materials.  MII shall assume all risks that the property underlying the Assets may contain waste materials or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites. At Closing, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from QUAD to MII, and MII shall indemnify QUAD and hold it harmless from all such liabilities, as set forth in Article 1.2 below.

(d)	Payment of Operating Expenses. MII shall assume and make payment on behalf of QUAD of any and all operating costs associated with the Assets.

1.3         The Closing.  The transfer and delivery of the documents transferring 100% of the right, title and interest of QUAD in the Assets to MII and issuance of stock by MII to QUAD (the “Closing”) will take place on  December 17, 2012 or such earlier date as may be mutually acceptable to QUAD and MII, subject to the satisfaction or waiver (by the party receiving the benefit thereof) of the conditions precedent set forth in Section 6 and 7 of this Agreement (the “Closing Date”).

1.4         Deliveries.  At the Closing on the Closing Date:

(a)	QUAD shall deliver to MII executed and duly acknowledged transfers of land and assignments conveying 100% of the right, title and interest of QUAD to the Assets to MII;
(b)	MII shall deliver 10,000,000 shares of restricted common stock to QUAD;
(c)	MII shall deliver to QUAD and/or its designee a share certificate evidencing an aggregate of 10,000,000 shares of MII’s restricted common stock;
(d)
QUAD and MII shall each execute and deliver such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; including, without limitation, working together to cause the title to any assets to be transferred into the name of MII in the applicable governmental records.

(e)
One hundred percent (100%) of the right, title and interest of QUAD in all presently existing and valid production sales and sales related contracts, operating agreements and other agreements and contracts which relate to the Assets or which relate to the exploration, development, operation or maintenance of the Assets or the treatment, storage, transaction or marketing of production from or allocated to the Assets for the month of  January, 2013.

ARTICLE 2
TITLE DUE DILIGENCE

2.1         MII acknowledges that it has been fully and sufficiently advised by its own advisors and legal counsel, independent of QUAD, regarding the extent of required cleanup and assumption of liabilities and the requirements of the State of New Mexico regarding that cleanup and liability.  MII acknowledges that it likewise has been fully and sufficiently advised regarding required regulatory approvals, approval of relevant divisions with the State of New Mexico, regarding required filings or registrations, authorizations, notices and permits, consents, and approvals of public or governmental bodies, authority or other person or entity that may be necessary for the consummation of the transactions contemplated by this Agreement.

2.2         Access to Assets.  QUAD shall grant MII such access to the Assets thereof, including all records relating to same, as is necessary to permit MII to conduct a thorough due diligence investigation of the title to the Assets.  MII shall have a maximum of seven (7) days from the date of this Agreement to conduct its due diligence (this 7-day period, as it may be extended in accordance with this Agreement or by other agreement of the parties, will be referred to herein as the “Due Diligence Period”).

2.3         MII shall notify QUAD in writing (the “Defect Notice”) by the end of the Due Diligence Period of any failures or defects in title (“Title Defects”) that MII may have identified as pertaining to the Assets.  The Defect Notice shall identify the alleged defect and the nature of the defect.  If no defects are identified in said written notice, MII will be deemed to have accepted title for said Assets.  Upon receipt of Defect Notice, QUAD shall have until the Closing to cure any such Title Defects or, if not curable prior to the Closing, advise MII how such Title Defects will be cured following the Closing and provide a satisfactory commitment to MII with respect to curing of such Title Defects. If QUAD is unable to cure any material Title Defects to the Purchaser’s reasonable satisfaction or provide a plan and commitment to cure such Title Defects prior to the Closing, then MII may (i) terminate this Agreement; or (ii) proceed with the Closing with no reduction in the Purchase Price.  Title Defect, as used in this Agreement, shall mean any lien, encumbrance, encroachment or other defect in QUAD’s title to the Assets that would cause MII not to have defensible title to such Assets.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF QUAD

3.1         To induce MII to execute, deliver and perform this Agreement, and in acknowledgement of MII’s reliance on the following representations and warranties, QUAD represents and warrants to MII as follows as of the date hereof and as of the Closing Date:

(a)
Organization.  QUAD is a corporation duly incorporated, validly existing and in good standing under the applicable laws of the State of Nevada with the power and authority to conduct its business as it is now being conducted and to own its assets.

(b)
Power and Authority.  QUAD has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby, and QUAD will have taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby, including but not limited to the receipt of all necessary regulatory approvals.  The execution, delivery and performance by QUAD of the Agreement has been duly authorized. This Agreement is, and the other agreements and instruments to be executed and delivered by QUAD in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of QUAD enforceable against QUAD in accordance with their respective terms.

(c)	Non-Contravention. To QUAD’s knowledge, neither the execution, delivery and/or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(i)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of QUAD under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to QUAD, or any of its material property or assets;

(ii)         violate any provision of the articles or bylaws of QUAD; or

(iii)
violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory agency in the State of New Mexico that would result in a QUAD Material Adverse Effect (defined below).

3.2         Actions and Proceedings. To the knowledge of QUAD, (i) there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting QUAD or which involves any of the business, or the properties or assets of QUAD that, if adversely resolved or determined, would have a material adverse effect on the Property (a “QUAD Material Adverse Effect”), and (ii) there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a QUAD Material Adverse Effect.

3.3         Compliance.

(a)
To the knowledge of QUAD, QUAD is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other regulation in New Mexico that would constitute a QUAD Material Adverse Effect;

(b)
To the knowledge of QUAD, QUAD is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would result in a QUAD Material Adverse Effect; and

(c)
To the knowledge of QUAD, QUAD has duly filed all reports and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  To the knowledge of QUAD, all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of QUAD, threatened, and none of them will be adversely affected by the consummation of this Agreement.

3.4         Filings, Consents and Approvals. To the knowledge of QUAD, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by QUAD of the transactions contemplated by this Agreement, other than filing a change of title to the Assets.

3.5         Title. QUAD has marketable title to the Assets.  For purposes of this Agreement, “marketable title” means such title as will enable MII, as QUAD’s successor in 100% interest in title, to receive from the Assets at least the “net revenue interest” for the wells identified on Exhibit A associated with the Assets, without reduction, suspension or termination throughout the productive life of the wells, except for any reduction, suspension or termination: (a) caused by MII; (b) caused by orders of the appropriate regulatory agency having jurisdiction over the Assets that concern pooling, unitization, communitization or spacing matters affecting the Assets; and (c) caused by any contract containing a sliding-scale royalty clause or other similar clause with respect to a production burden associated with the Assets; or (d) otherwise set out forth in Exhibit A.  Marketable Title shall also mean title as will obligate MII, as QUAD’s successor in 100% interest of the title, to bear no greater working interest than the working interest for each of the wells identified on Exhibit A as being associated with the Assets without increase throughout the productive life of the wells, except for any increase: (a) caused by MII; (b) that also results in the net revenue interest associated with the well being proportionately increased; (c) caused by contribution requirements provided for in any valid and existing operating agreement; (d) caused by orders of the appropriate regulatory agency having jurisdiction over the Assets and that concern pooling, unitzation, communitization or spacing matters affecting the Assets; or (e) otherwise set forth in Exhibit A.

QUAD has good and defensible title subject to permitted encumbrances to the Assets.  Permitted Encumbrances shall mean: (a) liens for taxes not yet delinquent; (b) lessor’s royalties, overriding royalties, reversionary interests and similar burdens that do not operate to reduce the net revenue interest of QUAD in the Assets to less than the amount set forth on Exhibit A; (c) the consents and rights described in Exhibit A insofar as such contracts and agreements do not operate to increase the working interest of QUAD or decrease the net revenue interest of QUAD as set forth on Exhibit A for the Leases.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MII

4.1         To induce QUAD to execute, deliver and perform this Agreement, and in acknowledgement of QUAD’s reliance on the following representations and warranties, MII hereby represents and warrants to QUAD as follows as of the date hereof and as of the Closing Date:

(a)
Organization.  MII is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.

(b)
Power and Authority.  MII has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and the execution, delivery and performance of the Agreement by MII has been duly authorized.  This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by MII in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

(c)	Broker’s or Finder’s Fees. MII has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

(d)
No Conflict.  Neither the execution and delivery by MII of this Agreement and of the other agreements and instruments to be executed and delivered by MII in connection with the transactions contemplated hereby or thereby, nor the consummation by MII of the transactions contemplated hereby, will or do violate or conflict with: (a) any foreign or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to MII; (b) any provision of any charter, bylaw, or (c) under any material agreement to which MII is a party.

(e)
Required Consents.  No permit or approval, authorization, consent, permission, or waiver to or from any person, or notice, filing, or recording to or with, any person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by MII in connection with the transactions contemplated hereby, or the consummation by MII of the transactions contemplated hereby.

(f)
Litigation.  There are no proceedings pending or, to the knowledge of the Purchaser, threatened against MII which (i) seek to restrain or enjoin the consummation of the Agreement or the transactions contemplated hereby or (ii) could reasonably be expected to have a material adverse effect on MII or its abilities to perform its obligations under the Agreement and the other agreements and instruments to be executed and delivered by MII in connection with the transactions contemplated hereby.

(g)
Risks Related to Hazardous Materials.  MII shall assume all risks that the property underlying the Leases may contain waste materials or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites. At Closing, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from QUAD to MII.

(h)	Payment of Operating Expenses. MII shall assume and make payment on behalf of QUAD of any and all operating costs associated with the Leases.

ARTICLE 5
COVENANTS OF QUAD PRIOR TO CLOSING

5.1         Required Approvals.  As promptly as practicable after the date of this Agreement, QUAD shall make all filings required by foreign or local law to be made by them in order to consummate the transactions contemplated hereby.  QUAD shall cooperate with MII with respect to all filings that MII elects to make or is required by law to make in connection with the transactions contemplated hereby.

5.2         Prohibited Actions.  Except as provided herein below, in no event, without the prior written consent of MII, shall QUAD:

(a)
permit any of the Assets to be subjected to any claim or encumbrance, except claims or encumbrances that QUAD believes, in its sole judgment, are necessary to continue development of the Assets in the ordinary course of business and consistent with past practice;

(b)	waive any claims or rights respecting the Assets, or sell, transfer, or otherwise dispose of any of the Assets; or

(d)	dispose of any interest in any of the Assets, or permit any rights in any of the Assets to lapse into default or in non-compliance with all and any regulatory or governmental requirement.

5.3         Access.  From the date of this Agreement to the Closing Date, QUAD shall provide MII with such information and access as MII may from time to time reasonably request regarding the Assets.

ARTICLE 6
CONDITIONS TO QUAD’S OBLIGATIONS

6.1         Each of the obligations of QUAD to be performed hereunder shall be subject to the satisfaction (or waiver by QUAD) at or prior to the Closing Date of each of the following conditions:

(a)
Representations and Warranties; Performance.  MII shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of MII set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by MII and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by the Purchaser’s Board of Directors, and QUAD shall have received a certificate to that effect signed by the secretary of the Purchaser.

(b)	Consents. All required approvals, consents and authorizations shall have been obtained.

(c)
Litigation.  No Litigation shall be threatened or pending against MII or QUAD that, in the reasonable opinion of counsel for QUAD, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d)
Documents Satisfactory in Form and Substance.  All agreements, certificates, and other documents delivered by MII to QUAD hereunder shall be in form and substance satisfactory to counsel for QUAD, in the exercise of such counsel’s reasonable judgment.

(e)	Due Diligence. QUAD shall have completed its due diligence review of MII and shall have been satisfied with the findings thereof.

ARTICLE 7
CONDITIONS TO MII’S OBLIGATIONS

7.1         Each of the obligations of MII to be performed hereunder shall be subject to the satisfaction (or the waiver by MII) at or prior to the Closing Date of each of the following conditions:

(a)
Representations and Warranties; Performance.  QUAD shall have performed and complied in all respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, the representations and warranties of QUAD set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except as otherwise expressly contemplated by this Agreement), and the execution and delivery of this Agreement by QUAD and the consummation of the transactions contemplated hereby shall have been duly and validly authorized by QUAD’s Board of Directors, and MII shall have received a certificate to that effect signed by the secretary of QUAD.

(b)	Consents. All required approvals, consents and authorizations shall have been obtained.

(c)
No Litigation.  No Litigation shall be threatened or pending against MII or QUAD that, in the reasonable opinion of counsel for the Purchaser, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d)	Due Diligence. MII shall have completed its due diligence review of the Assets and shall have been satisfied with the findings thereof.

(e)	Proof of Ownership of the Assets. QUAD shall have delivered to MII copies of instruments evidencing its ownership of the Assets.

ARTICLE 8

COVENANTS OF QUAD AND MII FOLLOWING CLOSING

8.1         Transfer, Documentary Taxes.  All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by QUAD and QUAD shall file all necessary documentation with respect to such taxes.

8.2         Further Assurances.  Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

8.3         Nondisclosure of Proprietary Data.  The Parties shall hold in a fiduciary capacity for the benefit of each other all secret or confidential information, knowledge or data relating to each other or any of their affiliated companies, and their respective businesses, which shall not be or become public knowledge.  Neither Party, without the prior written consent of the other, or as may otherwise be required by law or legal process, shall communicate or divulge either before or after the Closing Date any such information, knowledge or data to anyone other than the other Party and those designated by the other Party in writing, or except as required by applicable law.

ARTICLE 9
SURVIVAL AND INDEMNITY

9.1         Survival of Representations, Warranties, etc.  Each of the representations, warranties, agreements, covenants and obligations herein is material and shall be deemed to have been relied upon by the other party or parties and shall survive for a period of twelve (12) months after the Closing and shall not merge in the performance of any obligation by any party hereto.  All rights to indemnification contained in this Agreement shall survive the Closing indefinitely.

9.2         Indemnification by QUAD and MII.  The parties shall indemnify, defend, and hold harmless each other, and each other’s representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing, from and against any and all demands, claim, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation , and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon, or incurred by the either party, directly or indirectly, by reason of, resulting from, or arising in connection with: (i) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; (ii) any breach of any representation, warranty, or agreement of either party contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby, as if such representation or warranty were made on and as of the Closing Date; (iii) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either party in connection this Agreement or any of the transactions contemplated hereby; and (iv) to the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to the either party to this Agreement.

ARTICLE 10
TERMINATION

10.1         Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)         by mutual written consent of QUAD and MII;

(b)
by either QUAD or MII if (i) there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, on the part of the Purchaser, in the case of a termination by QUAD, or on the part of QUAD, in the case of a termination by the Purchaser, which breach shall not have been cured, in the case of a representation or warranty, prior to Closing or, in the case of a covenant or agreement, within ten (10) business days following receipt by the breaching party of notice of such breach, or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(c)
by either QUAD or MII if the transactions contemplated hereby shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the transactions contemplated hereby to have occurred on or before the aforesaid date; or

(d)	By MII in the event of an uncured Title Defect as provided in Section.2.3 of this Agreement.

10.2         Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, unless otherwise specified in this Agreement, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s rights to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 11

MISCELLANEOUS

11.1         Entire Agreement.  This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof and supersede all prior oral or written agreements with respect to the subject matter hereof.

11.2         Parties Bound by Agreement; Successors and Assigns.  The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.3         Amendments and Waivers.  No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party.  A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.  No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

11.4         Severability.  If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.  If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

11.5         Attorneys’ Fees.  Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including, but not limited to, the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to such prevailing party.

11.6         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.7         Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.8         Notices.  All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given five business days after such notice, request, demand, claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and, in any case, all such communications must be addressed to the intended recipient at the address set forth on the first page of this Agreement.  Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

11.9         Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without giving effect to the principles of choice of law thereof.

11.10                 Arbitration.  Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration in the State of Nevada.  The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association.  All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Nevada, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (3) subject to the jurisdiction of the Superior Court of the State of Nevada for the purpose of confirmation and enforcement of any award made by the arbitrator or for any actions seeking injunctive relief.

11.11                 References, etc.

(a)	Whenever reference is made in this Agreement to any Article, Section, or paragraph, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement.

(b)
Wherever reference is made in this Agreement to a Schedule, such reference shall be deemed to apply to the specified Schedule attached hereto, which are incorporated into this Agreement and form a part hereof.  All terms defined in this Agreement shall have the same meaning in the Schedules attached hereto.

(c)	Any form of the word “include” when used herein is not intended to be exclusive (e.g., “including” means “including, without limitation”).

11.12                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13                 No Third Party Beneficiary Rights.  No provision in this Agreement is intended or shall create any rights with respect to the subject matter of this Agreement in any third party.

11.14                 Such Other Acts.  The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

11.15                 Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first indicated above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

MULTI-CORP INTERNATIONAL INC.

By:	/s/ Robert Baker
Robert Baker
President

QUAD ENERGY CORP

By:	/s/ Robert Popick
Robert Popick
President

SCHEDULE “A”
TO
ASSET PURCHASE AGREEMENT

Seller hereby conveys to Purchaser ONE HUNDRED (100%) per cent of its interest in and to the following:

LANDS:

Seller’s interest in lands located in Eddy County, New Mexico, including but not limited to the following lands:

1)	Section 33, Township 16 South, Range 29 East
2)	Section 3, Township 17 South, Range 29 East
3)	Section 4, Township 17 South, Range 29 East
4)	Section 5, Township 17 South, Range 29 East
5)	Section 7, Township 17 South, Range 29 East
6)	Section 8, Township 17 South, Range 29 East
7)	Section 9, Township 17 South, Range 29 East

LEASES:

1)         Federal Lease LC-058594 C, dated December 30, 1939
2)         Federal Lease LKC-068960, dated July 1, 1949
3)         Federal Lease NM-011331, dated June 1, 1953
4)         Federal Lease LC-028480 B, dated November 3, 1933
5)         State Lease B-7071, dated June 10, 1937
6)         State Lease B-7596, dated May 10, 1938
7)         State Lease B-11662, dated December 1, 1944
8)         State Lease 8569, dated March 11, 1940
9)         State Lease E-134, dated February 10, 1945
10)         State Lease E-741, dated February 11, 1946
11)         State Lease E-950, dated August 10, 1946
12)         State Lease E-4200, dated September 11, 1950
13)         State Lease E-6353, dated July 10, 1952
14)         State Lease E-7639, dated December 15, 1953
15)         State Lease E-10163, dated June 19, 1956
16)         Federal Lease LC-037777A
17)         Federal Lease LC-58594A

WELLS:

	PROPERTY NO.	LEASE NAME	WELL NAME	COUNTY	UL	SEC	TWP	RGE
1	16230	Cave Pool Unit	Cave Pool Unit #001	Eddy	O	33	16S	29E
2			Cave Pool Unit #010	Eddy	G	5	17S	29E
3			Cave Pool Unit #012	Eddy	E	4	17S	29E
4			Cave Pool Unit #019	Eddy	K	4	17S	29E
5			Cave Pool Unit #023	Eddy	K	5	17S	29E
6			Cave Pool Unit #026	Eddy	O	5	17S	29E
7			Cave Pool Unit #027	Eddy	P	5	17S	29E
8			Cave Pool Unit #028	Eddy	M	4	17S	29E
9			Cave Pool Unit #030	Eddy	O	4	17S	29E
10			Cave Pool Unit #035	Eddy	A	8	17S	29E
11			Cave Pool Unit #036	Eddy	B	8	17S	29E
12			Cave Pool Unit #041	Eddy	E	8	17S	29E
13			Cave Pool Unit #051	Eddy	L	5	17S	29E
14			Cave Pool Unit #052	Eddy	M	5	17S	29E
15			Cave Pool Unit #059	Eddy	J	5	17S	29E
16			Cave Pool Unit #062	Eddy	P	5	17S	29E

17	16248	Cave State	Cave State #001	Eddy	D	4	17S	29E
18			Cave State #002	Eddy	H	5	17S	29E
19			Cave State #003	Eddy	E	4	17S	29E
20			Cave State #004	Eddy	F	4	17S	29E
21			Cave State #005	Eddy	C	4	17S	29E
22	16249	Diamond State	Diamond State #001	Eddy	O	4	17S	29E
23			Diamond State #002	Eddy	M	4	17S	29E
24	16253	Hodges Federal	Hodges Federal #002	Eddy	A	5	17S	29E
25	16255	Levers	Levers #003Y	Eddy	N	33	16S	29E
26			Levers #005	Eddy	M	33	16S	29E
27			Levers #006	Eddy	L	33	16S	29E
28	16254	Levers Federal	Levers Federal #007	Eddy	J	33	16S	29E
29	16250	Red State	Red State #001	Eddy	B	4	17S	29E
30			Red State #002	Eddy	G	4	17S	29E
31	16219	Red Twelve Federal	Red Twelve Federal #001	Eddy	O	33	16S	29E
32			Red Twelve Federal #002	Eddy	P	33	16S	29E
33	16268	Red Twelve Levers Federal	Red Twelve Levers Fed #008Q	Eddy	I	33	16S	29E
34			Red Twelve Levers Fed #012	Eddy	D	33	16S	29E
35	16256	Red Twelve State	Red Twelve State #001	Eddy	N	4	17S	29E
36			Red Twelve State #002	Eddy	H	4	17S	29E
37			Red Twelve State #003	Eddy	I	5	17S	29E
38			Red Twelve State #004	Eddy	O	5	17S	29E
39			Red Twelve State #006	Eddy	K	5	17S	29E
40	16251	State	State #001	Eddy	D	4	17S	29E
41			State #002	Eddy	C	4	17S	29E